Conference Call Transcript
GulfMark Offshore and Rigdon Marine Announce Signing of Purchase Agreement
Event Date/Time: May 29, 2008, 11:00 AM ET

CORPORATE PARTICIPANTS

 David Butters
 GulfMark Offshore, Inc. - Chairman

 Bruce Streeter
 GulfMark Offshore, Inc. - President, CEO

 Edward A. Guthrie
 GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

CONFERENCE CALL PARTICIPANTS

 Peter Winkler
 Formula Capital - Analyst

 Pierre Conner
 Capital One Southcoast - Analyst

 Carter Dunlap
 Dunlap Equity Management - Analyst

 Jud Bailey
 Jefferies & Co. - Analyst

 David Smith
 JPMorgan - Analyst

 Chris Gault
Analyst

 Tom Coleman
Analyst

PRESENTATION

Operator

Good morning, my name is Jennifer and I will be your conference operator today. At this time I would like to welcome everyone to the GulfMark Offshore, Inc. conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). At this time I'd like to turn the call over to Mr. Butters, Chairman of the Board. Sir, you may begin your call.

 David Butters - GulfMark Offshore, Inc. - Chairman

Thank you, Jennifer, and good morning, everyone, and welcome to GulfMark Offshore's special presentation on the announced acquisition of Rigdon Marine Corporation. This is a transaction that will ultimately involve about 28 vessels and is, by any measure, a transformational event.

GulfMark's history can be recorded by two other similar events that ultimately proved transformational and highly profitable. The first event really occurred back in 1990 when GulfMark paid $17 million to acquire approximately 10 PSVs from Offshore Logistics. At that time GulfMark had only two assets and they were non operating. One was $20 million in cash money and the other was a controlling stock interest in Weatherford International. The vessel purchase used most of the Company's cash but created an operating company with assets in the North Sea and to a lesser extent in Southeast Asia.

The second transformational event occurred in 1997 when GulfMark spun off in a tax-free transaction its ownership in Weatherford to GulfMark shareholders. In doing so GulfMark became better understood and was recognized as a serious player in the offshore supply boat industry. Needless to say, GulfMark shareholders benefit enormously with their direct Weatherford holdings and GulfMark shares themselves also performed exceptionally well as a pure play.

Today's announcement has the potential of taking GulfMark to a wholly different level of visibility and performance. We are absolutely convinced and quite confident that the purchase of Rigdon Marine will continue GulfMark's history of not only creating shareholder value but, more importantly, delivering that value to its shareholders.

We'll talk a lot today, at least Bruce will, about the physical aspects of the vessels that we are acquiring, but my emphasis really has always been on people and Rigdon is a company rich with talent. Larry Rigdon, the founder of Rigdon Marine, has agreed to join GulfMark's Board of Directors; and Larry himself has an impressive 30-year career in the offshore industry.

Just prior to forming Rigdon Marine in 2002 Larry was Executive Vice President of Tidewater where he reported to the Chairman and Chief Executive Officer. Part of Larry's responsibility at Tidewater was the Gulf of Mexico and his objective in starting the Company was to utilize his direct operating experience and knowledge in what the Gulf of Mexico market wanted. in the next generation of vessels and then design the vessels around those needs.

In the past six years, as Larry was designing, building and operating his fleet of Gulf of Mexico vessels, GulfMark was doing the same for the international deepwater market. In a word the combination of Rigdon and GulfMark, creating a powerful international footprint of modern high spec vessels simply put is perfection.

Finally, Larry not only built a first-rate fleet of vessels, but he also put together an outstanding team of managers and mariners. His team has a reputation in the industry as being second to none. Larry will be a great asset I know to the GulfMark Board and I know the rest of the Board joins me in welcoming him on board and all his employees, whether those be in the office or in the fleet, to the GulfMark family.

Now I'd like to have Bruce go into some detail on the nature of the vessels that we are acquiring, their impact on the Company and our outlook. So Bruce, would you like to take it over?

 Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Thank you and good morning, everyone. For years people have been asking me about consolidation. And today I can tell you it is a great idea. The Rigdon acquisition does many things for GulfMark and creates many opportunities for us as a Company. And I would like to look at this because it's a fantastic opportunity and a meaningful expansion from GulfMark.

The acquisition itself brings 21 vessels into GulfMark that are currently operating and one additional vessel that is expected to deliver within the month of June. There are then six additional vessels for delivery up until September of '09. In the end we'll have 20 well-designed, highly efficient PSVs and eight crew [fast] supply vessels of three unique designs to face the challenging demands in the marketplace.

I would like to echo David's words about people. Clearly we are in a time in the world, particularly in oil service, where it is the limitations of or lack of the people with the right qualifications that limit what people are able to do today. We have always been proud of our organization and its ability to provide top-quality service to our customers.

With the acquisition of Rigdon and its highly qualified management team we'll have the same fundamental interest across the spectrum of the Company -- high regard for safety, high standards of operation, the ability to design and to acquire vessels appropriate for the future. Obviously, on top of our existing strong mariner base, we add the strong mariner base that comes from Rigdon. The Rigdon management team, in fact, complements and adds to the strong base we have in GulfMark.

If I switch to the economic impact, everyone who has followed GulfMark knows that we have always worked to build and maintain a strong balance sheet. Our development of the business has always been put together with a fleet of ships purchased at a good price and capable of handling the requirements of our customers' in the future - the capability that more and more ships in the market lack as technology and working environment demand increases.

Largely in the past, we have found new construction the best way forward. That is not always the case. In the case of the Rigdon fleet we get vessels that have all been built since 2004 and further deliveries that fit in well with our existing delivery schedule of new equipment. More importantly, we get vessels that are not only modern but producing revenue and integrated with our existing fleet will provide cash that will provide rapid repayment of the debt incurred.

We expect an immediate positive boost in earnings from Rigdon. Keep in mind that you have to adjust for additional shares outstanding and for the timing of the delivery of vessels and perhaps to some extent what EPS assumptions that you use going in. But the acquisition will be accretive in the second half of 2008 with 2009 giving us a much better indication. We would expect that in 2008 it will be accretive to something on the order of 8 to 9%.

But in 2009 it will be stronger yet because you'll have all the PSVs delivered and, although partially here on some of the fast supply boats you'll get a better expectation of what the incremental improvement would be. It would not be out of character here for us to identify that we would expect a boost of around $1.00 a share and, based on current rates with the Rigdon vessels, it could be above that.

Looking at the vessels that the Rigdon fleet provides, it's a unique opportunity because we acquire vessels built to handle a wide spectrum of demand requirements. The key demand and focus has to be on the expanding requirements for high-capacity, dynamic positioned, that's DP, vessels in the Gulf of Mexico. Clearly in the Deepwater Gulf of Mexico DP, and specifically DP2, are favored.

All of the Rigdon PSVs are DP2 and absolutly demanded by many of the charters today. PSVs have diesel electric propulsion which is a high -- which in a high cost fuel environment provides obvious cost savings to the purchaser of the fuel today and in the future.

In addition, they are more environmentally friendly than many existing vessels, the further advantages that the engine room space can be positioned where they best fit into the vessel design and thus you have economies of space, that means you can deliver more payload, in our case cargo, in a smaller hull which further enhances the competitive advantage of the vessels.

The Rigdon fleet is well established in the market with further deliveries coming and vendor new builds time to arrive when the increase in Deepwater demand occurs we feel that we are well-positioned for the future.

The real benefit is the expansion of the business base. We have the Rigdon fleet and the aspect of their existing customer base and the expanded presence at the time of expansion of deepwater demand in that region. We have increased our knowledge base and vessel diversity to accommodate expanded charter opportunities in the U.S. and internationally.

Don't forget that increased demand for modern vessels is expanding around the globe. Much of the recent focus is on the potential development demand that will come in Brazil; timing of that expansion will match the influx of new deepwater units entering the Gulf of Mexico. Those that have followed the Company have noted the rapid expansion of our Asian business - that continues today. The North Sea, that historically has provided us stable earnings, is important to our ability to continue to expand our earnings.

Today's press identifies the British Prime Minister's commitment to cooperation with the industry and a multibillion dollar pound boost and investment in British waters. All around the globe we look at a strong business environment and growing demand for our services. We have the talent to provide the service needed. The Rigdon acquisition gives us a strong presence in the U.S. and its focus on deepwater. But it is not simply additive, but exponential as it creates so much more potential.

That is what we have been good at in the past and that is what Rigdon has done extremely well -- identify potential and create the fleet to meet it. Post acquisition we are looking ahead to a 90-vessel fleet with strong contract cover covering the majority of the exciting areas of the world with expanded financial return coming from new construction deliveries and the rollovers of existing contracted vessels.

As I said at the beginning, this is the great time for consolidation. And with that I'll turn it over for questions.

 David Butters - GulfMark Offshore, Inc. - Chairman

 Jennifer, if you could open up the conference for the call.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). [Peter Winkler].

Peter Winkler - Formula Capital - Analyst

Good afternoon, guys. Can you just briefly talk about the process of how you guys thought of buying out Rigdon?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Well, it's a fairly lengthy process. We constantly evaluate opportunities whether they be new construction, purchase of vessels under construction, purchases of existing vessels, and how those vessels best meet the opportunities that we see in the marketplace moving forward. And in the case of a corporate acquisition, we have to look at the culture, what the potential is, and how the integration fits.

Here we have two companies where you don't have a great deal of overlap. You provide opportunity of immediate impact on the earnings side and you provide essentially a modern fleet, one that's basically new build at a time when you build deliveries are slipping well into the future, where costs are escalating rapidly and where the environment is such that you have a tremendous immediate demand and you don't want to fit that immediate demand with future deliveries, you want to do it with vessels today.

Peter Winkler - Formula Capital - Analyst

Got you. And do you think it's fair to say that operating margins at Rigdon are similar to GulfMark's?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Yes, I would say they're reasonably similar. The Gulf of Mexico market works somewhat differently. The Rigdon vessels' actual dayrates have improved at a better rate I would say than what we anticipated when we first started looking at them.

Peter Winkler - Formula Capital - Analyst

Great, I appreciate it.

Operator

Pierre Conner.

Pierre Conner - Capital One Southcoast - Analyst

Good morning, gentlemen. Congratulations on the transaction. Maybe a couple of quick mechanical questions just for modeling. I know that this of course is a U.S.-based revenue stream and so any thought as to where the blended tax rate comes in or have you really gotten that far?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

Pierre, I think what -- just in our modeling I think what it will do is it will probably raise our tax rate probably 5, 6% on a blended base overall.

Pierre Conner  - Capital One Southcoast - Analyst

Okay, that's fine. On some other mechanical things and then one of more strategy. But bringing over some G&A as well a couple of percent of the revenue stream expected?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Yes, I think it would be typical to bring about the same amount over. I mean, in terms of the overall G&A amount it will certainly go up because we -- unlike some of our competitors in terms of the way they report, we report all operating G&A as part of overall corporate G&A, including all of our locations. So we are a little bit different in that respect.

Pierre Conner - Capital One Southcoast - Analyst

Lets see, one more on that side and then -- so for depreciation obviously the recomplete's very new. Would you use a 30 year life, 25?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

No, we use 25 year life -- 25 year remaining life on a vessel.

Pierre Conner - Capital One Southcoast - Analyst

Okay, all right, perfect. Maybe this one back on the Rigdon fleet in terms of how it's contracted, can you give us some perspective on a thing like how much of it's on term, spot, maybe some of the customer base that they're currently working with?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Yes, I think they've turned into a fairly good cross-section of the companies in the Gulf of Mexico; they probably have a slightly higher percentage with the major oil companies than perhaps other people do. One of the cultural things, if you will, is that they have had a strong commitment to long-term charters in that the first group of vessels actually still has a current average charter length above two years.

But a number of the vessels, and especially the newer deliveries, are on shorter term charter so that they can react to the changes in the marketplace so that we'll get some of that Gulf of Mexico type volatility. So, we have made some adjustments in our overall structure and we've probably moved some of the cost items into the second quarter that we talked about as being second-, third-quarter items before.

We can adjust the fleet mix and the timing of things to fit into our -- basically our overall marketing strategy. But we're very comfortable with the client mix that they have, a number of clients that we do not currently have so we're expanding it that way. And the majority of the vessels have tended to stay with the same client since they've been delivered and that consistency and that ability to satisfy the clients is certainly (inaudible)

Pierre Conner - Capital One Southcoast - Analyst

And their additional deliveries, are they already contracted? I think there are still another three, if I'm looking at this correctly -- correct me if I'm wrong -- three PSVs remaining in this initial delivery. Are they already contracted?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

There are two left to deliver, one delivers June 20th and one in August. I suspect that they have discussions related to the future deliveries, but we only deal with the things that are facts. We don't really get, at this point, involved and their day-to-day operations. So I don't know what they might have there.

Pierre Conner - Capital One Southcoast - Analyst

Okay. I'm going to thank you guys very much for the information and I'm going to let some others jump in if needed and then recycle back. Thank you.

Operator

Jud Bailey.

Jud Bailey - Jefferies & Co. - Analyst

Thank you, good morning. A quick question on the Bourbon interest. Can you talk to their intentions? Are they going to be, I guess shareholders in GulfMark or how will that work?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

I don't really know, I've not spoken to them specifically about the acquisition or the transaction. I don't know specifically what their plans are, to be honest.

Jud Bailey - Jefferies & Co. - Analyst

Okay. My next question is, are all of Rigdon's vessels right now in the Gulf of Mexico? Are there any in Mexico or other international markets?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

There are two that operate in Trinidad and there is one that operates on an international contract. And I believe -- I'm not sure, but I believe it's in the North Sea at present.

Jud Bailey - Jefferies & Co. - Analyst

Okay. And I wanted to let you guys know, there are actually several analysts in the room. A bunch of us are off site at another conference and there are a couple other guys that have questions, if that's okay.

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

Sure.

David Smith - JPMorgan - Analyst

Hi, David Smith, JPMorgan. You mentioned that the impact to annual EPS of $1.00 or more given current Rigdon rates. Just wondering if you can elaborate on those current rates?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

Well, I'm not sure that we can go into a lot of detail on the Rigdon rates until the acquisition is concluded. But we worked out a model some time ago, we've adjusted the model to reflect changes in our EPS based on quarters, etc. We have not actually updated it to reflect an improvement since we built the model of Rigdon rates. We've essentially staying outside of the direct operations at this point.

David Smith - JPMorgan - Analyst

I guess I was just thinking that the recent activity on the Gulf of Mexico shelf looks like utilization has picked up nicely. These seem to be fairly attractive efficient assets. I was wondering about the -- maybe the differential between what you're seeing on the current rate opportunity for these assets versus maybe where they were contracted.

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

I think that's part of what I was trying to allude to before as we look at the future and what they'll be in our total mix. Obviously the Gulf of Mexico market will provide us a different opportunity than some of the other markets do and we should -- we look forward to being able to take advantage of what appears to be a very significant improvement in the potential in the Gulf of Mexico.

David Smith - JPMorgan - Analyst

Given this last -- these last series of 10 look to be smaller than the first series of 10, and I might be off here, but they look kind of dedicated to the shelf market and the U.S. Gulf shelf. I'm wondering if I can get your thoughts on that market in particular, and maybe if you're looking at doing something else with those assets what other regions?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

To some extent there are a lot of misnomers because people look at vessels only by size, okay. The diesel electric propulsion, as I reflected before; for instance, those 10 vessels, the engine room is actually on the main deck. So that means that that whole area under deck that in traditional boats is used for engine room shaft lines, etc., it can be utilized differently here. So you have much greater opportunity to put more tankage in a smaller hull. You also have better maneuverability, lower fuel consumption and that, but you still have the same handling characteristics of a larger vessel.

So these vessels are fairly unique, there's not a lot of competition out there that can match these vessels as far as capacity at operating cost. They can work in virtually any of the weather conditions that you have in the Gulf of Mexico, so that the concept that they're shelf or deep shelf or deep shelf drilling, that's an opportunity for them. But there are very few things in the Gulf of Mexico that they're not going to be able to handle beyond what the actual physical limitation of the deck size itself is.

David Smith - JPMorgan - Analyst

Thank you.

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Okay.

Operator

Chris Gault - Analyst

Good morning. Just longer-term how do you all expect to finance this new debt that you're taking on? I know you said that you expect some rapid repayment, but longer term what do you kind of see as the amount of debt that you would keep on the Company?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

I think -- Chris, I think our objective will be to -- obviously to pay down the debt as quickly as we can yet still supporting whatever additional expansion of the entire company we can find. I think that with respect to -- we have the $160 million of senior notes that are out there today, we will finance the cash portion of it, with a partial draw, as we indicated on our revolver, and we'll repay that as quickly as we can.

Chris Gault - Analyst

You don't see having to term out any of that debt? You think you could pay that down with cash flow?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

Yes, absolutely.

Chris Gault - Analyst

Is that the same with the Rigdon debt or what type of debt is that?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

Yes.

Chris Gault - Analyst

Okay. And have you talked to the rating agencies at all in regards to this transaction?

Edward A. Guthrie - GulfMark Offshore, Inc. - Executive Vice President - Finance, CFO

We'll undoubtedly be in communication with the rating agencies on it.

Chris Gault - Analyst

Okay, thank you.

Operator

[Tom Coleman]

Tom Coleman - Analyst

You mentioned earlier in the call that your projections for the new build programs are slipping into the future. Can you quantify what you thought '08 would be and '09 at the beginning of '08 and kind of what you see now, what the update is almost half a year later.

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

I don't understand the question, because we didn't talk about new builds slipping at all.

Tom Coleman - Analyst

Not yours, the industry's.

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Oh, I mean the amount of slippage and the impact is very difficult to identify because it's much different in different locations. You'll notice that analysts have in the last couple of quarters started to note the big differences between the vessels that were "scheduled for delivery in any quarter" and the actual numbers. The variations can be quite extreme.

If you look at a ship built in Northwest Europe, a three-month delay appears to be not an unreasonable expectation for a lot of people. But ones in China, India, etc., depending on the yard, whatever, can be very lengthy. I mean, I read an article a couple of months ago that talked about a three ship package in a yard where the first vessel was at some seven to eight months behind schedule, the second one was probably farther behind than that, and the third one actually hadn't had any steel cut, and so it was going to be more than a year late.

It's over the map and it's also -- the impact is much -- is very much dependent on the size and the type of vessel. If a vessel of a very unique specific design is delayed and there are a few very strong demand charters for it, then it has an impact on the market because it improves the opportunities very much for the existing vessels. If it's some of the vessels that we think are marginal or probably not really well-suited to the market anyway, if they fall behind it doesn't matter because we don't see them as a financial impact to the marketplace anyway.

Tom Coleman - Analyst

Okay, next question if you can answer it. What -- for Rigdon, what is their current gross -- what's the GAAP gross PP&E you're acquiring and current net PP&E you're acquiring?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

We wouldn't be able to answer that question before the conclusion of the acquisition.

Tom Coleman - Analyst

Thanks.

Operator

Pierre Conner.

Pierre Conner - Capital One Southcoast - Analyst

Thanks for allowing the follow-up. It's a strategy question. I know that as these vessels -- your new builds get delivered you're looking for best markets. Your vendor vessels in the end of '09 and into 2010 would assume that that would be marketed into the U.S. Gulf?

 Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Yes, I think people made that assumption before. We've actually been surprised because there's, if you will, a more direct reaction in the Gulf of Mexico than in some other areas in that very early on there were potential customers in the Gulf of Mexico that have talked to us about certain of the aspects that they find particularly attractive about those boats.

And ideas about if we were to look at a charter of this vessel can you modify it to do this and that? Which is very positive and it certainly, with the expansion here in addition to new vessels coming out of Rigdon and their obviously much better or a more complete market penetration in the Gulf of Mexico. I think the opportunities for those boats here are going to be really good. I mean, that's not to say that they won't be opportunities elsewhere, but it's awfully positive this far ahead of delivery.

Pierre Conner - Capital One Southcoast - Analyst

And what strategy changes, if any, relative to you were pursuing some managed fleet in the Gulf in order to establish the footprint hopefully can give you that marketing capability. But now that when you get this close to having an actual operating fleet, did you change the strategy there?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Those vessels are up and operating now. So, eventually we'll integrate the operations post the transaction to incorporate those vessels into the market and fleet. But they are up and working now.

Pierre Conner - Capital One Southcoast - Analyst

You'll maintain those. But I understand they are older, what is it, 180 foot class vessels?

Bruce Streeter - GulfMark Offshore, Inc. - President, CEO

Yes, they were built in the '90s and they are not DP2 vessels.

Pierre Conner - Capital One Southcoast - Analyst

All right, great. Thanks, gentlemen.

Operator

At this time there are no further questions.

David Butters - GulfMark Offshore, Inc. - Chairman

If there are no further questions, Jennifer, we'll thank everyone for joining us this morning. It was a pleasure to be with you and we're very excited about what's going on and look forth to talking to you next time. Thank you.

Operator

 This concludes today's conference. You may now disconnect.